Exhibit 4.02
EQT MIDSTREAM PARTNERS, LP

as Issuer

and

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

First Supplemental Indenture

Dated as of August 1, 2014

to the Indenture

Dated as of August 1, 2014

4.00% Senior Notes due 2024

Exhibit A                                 Form of Note

This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

i

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of August 1, 2014, is among EQT Midstream Partners, LP, a Delaware limited partnership (the “Issuer”), the Subsidiary Guarantors party hereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) under the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Issuer has duly authorized the issuance from time to time of its debentures, notes, bonds or other evidences of indebtedness (the “Securities”), which are to be issued in one or more series, and the Issuer and the Subsidiary Guarantors have heretofore made, executed and delivered to the Trustee an Indenture dated as of August 1, 2014 (the “Original Indenture”) pursuant to which the Securities are issuable;

WHEREAS, Sections 2.01, 2.03 and 9.01 of the Original Indenture provide that the form or terms of any series of Securities may be established in a supplemental indenture, and the Issuer desires to establish in this First Supplemental Indenture both the form and terms of a separate series of Securities designated as its 4.00% Senior Notes due 2024 (the “Notes”); and

WHEREAS, all things necessary to authorize the execution and delivery of this First Supplemental Indenture, to establish the Notes as provided for in this First Supplemental Indenture, and to make the Original Indenture, as supplemented with respect to the Notes by this First Supplemental Indenture and as it may otherwise be supplemented thereafter with applicability to the Notes (the Original Indenture, as so supplemented, being sometimes referred to herein as the “Indenture”), a valid agreement of the Issuer and the Subsidiary Guarantors, in accordance with its terms, have been done;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, for and in consideration of the premises and the purchase of the Notes by the Holders, the Issuer, the Subsidiary Guarantors and the Trustee mutually covenant and agree, solely for the equal and proportionate benefit of the respective Holders from time to time of Notes, as follows:

ARTICLE 1

SUPPLEMENT OF THE ORIGINAL INDENTURE

SECTION 1.01                   Supplement to Article I of the Original Indenture.  Section 1.01 of the Original Indenture is supplemented or superseded with respect to the Notes, in the case of definitional paragraphs that may be inconsistent, by inserting therein, in alphabetical order, the following definitional paragraphs:

“AVC Lease” means the Allegheny Valley Connector Facilities Lease Agreement, dated December 17, 2013, by and between Equitrans, LP and Allegheny Valley Connector, LLC.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or (ii) if the Quotation Agent is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Quotation Agent.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Issuer and its Subsidiaries after deducting therefrom (1) all current liabilities (excluding (a) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (b) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Issuer and its Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Debt” of any Person at any date means any obligation created or assumed by such Person for the repayment of borrowed money and, without duplication, any guarantee by such Person of any such obligation of others.

“Indenture” has the meaning specified in the recitals.

“Issue Date” means August 1, 2014, the date on which the Notes are first authenticated and delivered under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, security interest, pledge, charge or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law.

“Notes” has the meaning specified in the recitals.

“Original Indenture” has the meaning specified in the recitals.

“Principal Property” means, whether currently owned or leased or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility located in the United States owned or leased by the Issuer or any of its Subsidiaries and used in transporting, distributing, terminalling, gathering, treating, processing, marketing or storing natural gas, natural gas liquids or other hydrocarbons, except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such pipeline or other plant or facility that, in the good faith opinion of the Board of Directors of the Issuer as evidenced by a Board Resolution, is not material in relation to the activities of the Issuer and its Subsidiaries, taken as a whole.

“Principal Subsidiary” means any of the Issuer’s Subsidiaries that owns or leases, directly or indirectly, a Principal Property.

“Quotation Agent” means a Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC (and their respective successors) and one primary U.S. government securities dealer (a “Primary Treasury Dealer”) selected by the Issuer; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, an average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Sale-Leaseback Transaction” means the sale or transfer by the Issuer or any Principal Subsidiary of any Principal Property to a Person (other than the Issuer or a Principal Subsidiary) and the taking back by the Issuer or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts traded on or subject to the rules of a designated contract market, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standard Board Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date; provided, however, that if no maturity is within three months before or after the Stated Maturity for the Notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.  The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

SECTION 1.02                   Supplement to Article IV of the Original Indenture.  Article IV of the Original Indenture is supplemented with respect to the Notes by inserting the following new Sections at the end thereof:

SECTION 4.08                                           Limitation on Liens.

While any of the Notes remain outstanding, the Issuer shall not, and shall not permit any of its Principal Subsidiaries to, create, or permit to be created or to exist, any Lien upon any Principal Property of the Issuer or any of its Principal Subsidiaries, or upon any equity interests of any Principal Subsidiary, whether such Principal Property is, or equity interests are, owned on or acquired after the date of the Indenture, to secure any Debt, unless the Notes then outstanding are equally and ratably secured by such Lien for so long as any such Debt is so secured, other than:

(1)                          purchase money mortgages, or other purchase money Liens of any kind upon property acquired by the Issuer or any Principal Subsidiary after the date of the Indenture, or Liens of any kind existing on any property or any equity interests at the time of the acquisition thereof (including Liens that exist on any property or any equity interests of a Person that is consolidated with or merged with or into the Issuer or any Principal Subsidiary or that transfers or leases all or substantially all of its properties or assets to the Issuer or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the Indenture, so long as no such Lien shall extend to or cover any other property of the Issuer or such Principal Subsidiary;

(2)                              Liens upon any property of the Issuer or any Principal Subsidiary or any equity interests of any Principal Subsidiary existing as of the Issue Date or upon the property or any equity interests of any Person, which Liens existed at the time such Person became a Subsidiary of the Issuer;

(3)                              Liens for taxes or assessments or other governmental charges or levies relating to amounts that are not yet delinquent or are being contested in good faith;

(4)                              pledges or deposits to secure: (a) any other governmental charges or levies; (b) obligations under workers’ compensation laws, unemployment insurance and other social security legislation; (c) performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Issuer or any Principal Subsidiary is a party; (d) public or statutory obligations of the Issuer or any

Principal Subsidiary; and (e) surety, stay, appeal, indemnity, customs, performance or return-of-money bonds or pledges or deposits in lieu thereof;

(5)                              statutory or governmental Liens or Liens arising by operation of law, or builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other similar Liens, in the ordinary course of business;

(6)                              Liens created by or resulting from any litigation or proceeding that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which the Issuer or any Principal Subsidiary has not exhausted its appellate rights;

(7)                              Liens on deposits required by any Person with whom the Issuer or any Principal Subsidiary enters into forward contracts, futures contracts, Swap Contracts or other commodities contracts in the ordinary course of business and in accordance with established risk management policies;

(8)                              Liens in connection with leases (other than capital leases) made, or existing on property acquired, in the ordinary course of business; and Liens, if any, in connection with the AVC Lease or any similar lease;

(9)                              easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property or minor irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially impair the use of such property in the operation of the business of the Issuer and its Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;

(10)                      Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control, industrial development or similar revenue bond type;

(11)                      Liens of any kind upon any property acquired, constructed, developed or improved by the Issuer or any Principal Subsidiary (whether alone or in association with others) after the date of the Indenture that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by the Issuer or any Principal Subsidiary other than theretofore unimproved real property;

(12)                      Liens upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (1) through (11) above;

(13)                      Liens in favor of the Issuer, one or more Principal Subsidiaries, one or more wholly owned Subsidiaries of the Issuer or any of the foregoing in combination;

(14)                      the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in the clauses above, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto);

(15)                      Liens resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing any Debt of the Issuer or any Principal Subsidiary; or

(16)                      any Lien not excepted by the foregoing clauses (1) through (15); provided that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of the Issuer or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause (16), together with all net sale proceeds from any Sale-Leaseback Transactions (reduced by the amounts applied pursuant to Section 4.09(1) and Section 4.09(3)(a)) shall not exceed an amount equal to 15% of the Consolidated Net Tangible Assets for the fiscal quarter that was most recently completed prior to the creation or assumption of such Lien.

Notwithstanding the foregoing, for purposes of making the calculation set forth in clause (16) of this Section 4.08, with respect to any such secured Debt of a non-wholly-owned Principal Subsidiary of the Issuer with no recourse to the Issuer or any wholly-owned Principal Subsidiary thereof, only that portion of the aggregate principal amount of such secured Debt reflecting the Issuer’s pro rata ownership interest in such non-wholly-owned Principal Subsidiary shall be included in calculating compliance herewith.

SECTION 4.09                                           Limitation on Sale/Leaseback Transactions

While any of the Notes remain outstanding, the Issuer shall not, and shall not permit any of its Principal Subsidiaries to, engage in a Sale-Leaseback Transaction, unless:

(1)                              the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the relevant Principal Property or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later, and the Issuer has elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction, development, repair or improvement of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (3) below);

(2)                              the Issuer or such Principal Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Notes; or

(3)                              the Issuer or such Principal Subsidiary, within a 270-day period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of the Issuer or any of its Subsidiaries or (b) the investment in another Principal Property.

SECTION 1.03                   Effect of Article 1.  The supplements to the Original Indenture set forth in Article 1 of this First Supplemental Indenture affect only the provisions of the Original Indenture as such provisions relate to the Notes, the series of Securities comprised of the Notes and the rights, remedies and obligations of the Issuer, the Subsidiary Guarantors, the Holders of Notes, the Trustee and other Persons set forth in the Original Indenture as such rights, remedies and obligations relate to the Notes.

ARTICLE 2

THE NOTES

SECTION 2.01                   Form and Terms.  The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Global Notes”).  The Depository Trust Company and the Trustee are hereby designated as the Depositary and the Security Custodian, respectively, for the Global Notes under the Indenture.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto (the “Form of Note”).  The terms of the Notes set forth on Exhibit A hereto are incorporated by reference herein as if set forth herein in their entirety.

SECTION 2.02                   Designation, Amount, etc.

(a)                               The Notes shall be entitled the “4.00% Senior Notes due 2024” of the Issuer.  The Notes shall be separate series of Securities under the Indenture.

(b)                              The initial limit upon the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.08, 2.09, 2.12, 2.17, 3.07 or 9.05 of the Indenture and except for any Notes which, pursuant to Section 2.04 or 2.17 of the Indenture, are deemed never to have been authenticated and delivered thereunder) is $500,000,000; provided, however, that the authorized aggregate principal amount of the Notes may be increased before or after the issuance of any Notes by a Board Resolution (or action pursuant to a Board Resolution) to such effect.  The Notes issued on the Issue Date and any such additional Notes subsequently issued shall be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.

(c)                               The Notes shall not be entitled to the benefit of Section 4.03(b) of the Original Indenture (and shall not constitute Rule 144A Securities).

SECTION 2.03                   Payment of Principal and Interest.

(a)                               The date on which the principal of the Notes is payable shall be August 1, 2024.

(b)                              The rate at which the Notes shall bear interest shall be 4.00% per annum.  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.  The Interest Payment Dates on which such interest shall be payable shall be February 1 and August 1 of each year, commencing February 1, 2015.  The record dates for the interest payable on the Notes on any Interest Payment Date shall be the January 15 and July 15, as the case may be, next preceding such Interest Payment Date.

(c)                               No Additional Amounts with respect to the Notes shall be payable.

(d)                             The place or places where the principal of, premium (if any) on and interest on the Notes shall be payable shall be the office or agency of the Issuer maintained for that purpose, initially the office of the Trustee in The City of New York, and any other office or agency maintained by the Issuer for such purpose.  Payments in respect of Global Notes (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Holder of such Notes.  In all other cases, at the option of the Issuer, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of the Notes maintained by the Registrar.

(e)                               The Paying Agent and Registrar for the Notes initially shall be the Trustee.

SECTION 2.04                   Subsidiary Guarantors.  The Notes shall be entitled to the benefits of a Guarantee by each Subsidiary Guarantor, the terms of which are set forth in Article X of the Original Indenture.  Subject to Section 10.04 of the Indenture, the “Subsidiary Guarantors” named with respect to the Notes shall be the Subsidiaries of the Issuer party hereto and each Subsidiary of the Issuer that provides a guarantee under the Credit Facility; provided that in no event shall EQT Midstream Finance Corporation be a Subsidiary Guarantor.

SECTION 2.05                   Legends. Each Global Note shall bear the legend set forth on the face of the Form of Note.

SECTION 2.06                   Redemption at the Option of the Issuer.

(a)                               The Notes are subject to redemption, in whole at any time and in part from time to time, at the option of the Issuer, in principal amounts of $1,000 and integral multiples of $1,000 above such amount (provided that the unredeemed portion of any Note redeemed in part may not be less than $2,000), upon not less than 30 nor more than 60 days’ prior notice as provided in the Indenture, at a Redemption Price equal to (i) if the Redemption Date is prior to May 1, 2024, the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points; or (ii) if the Redemption Date is on or after May 1, 2024, 100% of the principal amount of the Notes to be redeemed, plus, in each of clauses (i) and (ii), accrued and unpaid interest, if any, on the principal amount being redeemed to such Redemption Date.

(b)                              The Issuer shall have no obligation to redeem, purchase or repay Notes pursuant to any sinking fund or analogous provision or at the option of a Holder thereof.

ARTICLE 3

REPRESENTATIONS OF THE ISSUER

SECTION 3.01                   Authority of the Issuer and Subsidiary Guarantors.  Each of the Issuer and the Subsidiary Guarantors is duly authorized to execute and deliver this First Supplemental Indenture, and all partnership or limited liability company action on its part required for the execution and delivery of this First Supplemental Indenture has been duly and effectively taken.

SECTION 3.02                   Truth of Recitals and Statements.  The Issuer warrants that the recitals of fact and statements contained in this First Supplemental Indenture are true and correct, and that the recitals of fact and statements contained in all certificates and other documents furnished thereunder will be true and correct.

ARTICLE 4

CONCERNING THE TRUSTEE

SECTION 4.01                   Acceptance of Trusts.  The Trustee accepts the trusts hereunder and agrees to perform the same, but only upon the terms and conditions set forth in the Original Indenture and in this First Supplemental Indenture, to all of which the Issuer, the Subsidiary Guarantors and the respective Holders of the Notes at any time hereafter outstanding agree by their acceptance thereof.

SECTION 4.02                   No Responsibility of Trustee for Recitals, Etc.  The recitals and statements contained in this First Supplemental Indenture shall be taken as the recitals and statements of the Issuer and the Subsidiary Guarantors, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee is duly authorized by all necessary corporate actions to execute and deliver this First Supplemental Indenture.

ARTICLE 5

MISCELLANEOUS PROVISIONS

SECTION 5.01                   Relation to the Original Indenture.  The provisions of this First Supplemental Indenture shall become effective immediately upon the execution and delivery hereof.  This First Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Original Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Original Indenture; provided, however, such terms and provisions shall be so included in this First Supplemental Indenture solely for the benefit of the Issuer, the Subsidiary Guarantors, the Trustee and the Holders of the Notes.  The Original Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with the terms and provisions thereof, as supplemented by this First Supplemental Indenture, and the Original Indenture and this First Supplemental Indenture shall be read, taken and construed together as one instrument.

SECTION 5.02                   Meaning of Terms.  Any term used in this First Supplemental Indenture which is defined in the Original Indenture shall have the meaning specified in the Original Indenture, unless the context shall otherwise require.

SECTION 5.03                   Counterparts of Supplemental Indenture. This First Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

SECTION 5.04                   Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC,
its general partner

	By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

EQUITRANS, L.P.

By: Equitrans Services, LLC,
its general partner
By: Equitrans Investments, LLC,
its sole member
By: EQT Midstream Partners, LP,
its sole member
By: EQT Midstream Services, LLC
its general partner

By:		/s/ Philip P. Conti
Name:		Philip P. Conti
Title:		Senior Vice President and Chief Financial Officer

EQUITRANS INVESTMENTS, LLC

By:	EQT Midstream Partners, LP,
its sole member

By:	EQT Midstream Services, LLC,
its general partner

	By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to First Supplemental Indenture

EQUITRANS SERVICES, LLC

By:	Equitrans Investments, LLC,
its sole member

By:	EQT Midstream Partners, LP,
its sole member

By:	EQT Midstream Services, LLC,
its general partner

	By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

EQM GATHERING HOLDINGS, LLC

By:	EQT Midstream Partners, LP,
its sole member

By:	EQT Midstream Services, LLC,
its general partner

	By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to First Supplemental Indenture

EQM GATHERING OPCO, LLC

By:	EQM Gathering Holdings, LLC,
its sole member

By:	EQT Midstream Partners, LP,
its sole member

By:	EQT Midstream Services, LLC,
its general partner

	By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to First Supplemental Indenture

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

Signature Page to First Supplemental Indenture

*        To be included only if the Security is a Global Security.

Exhibit A

[FORM OF FACE OF SECURITY]

[Unless and until it is exchanged in whole or in part for Securities in definitive form, this Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  The Depository Trust Company (55 Water Street, New York, New York), a New York corporation (“DTC”), shall act as the Depositary until a successor shall be appointed by the Issuer and the Registrar.  Unless this certificate is presented by an authorized representative of DTC to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]*

EQT MIDSTREAM PARTNERS, LP

4.00% SENIOR NOTE DUE 2024

CUSIP No. _____________

No.___________	$_____________

EQT Midstream Partners, LP, a Delaware limited partnership (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, promises to pay to ____________ or registered assigns, the principal sum of ______________________ Dollars [, or such greater or lesser amount as indicated on the Schedule of Exchanges of Securities hereto,]* on August 1, 2024.

Interest Payment Dates:                                      February 1 and August 1

Record Dates:                                                                                                    January 15 and July 15

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Security to be signed manually or by facsimile by its duly authorized officers.

Dated:

EQT MIDSTREAM PARTNERS, LP

	By:	EQT Midstream Services, LLC,
its General Partner

By:
Name:
Title:

By:
Name:
Title:

Certificate of Authentication:

This is one of the Securities of the series
designated therein referred to in the within-
mentioned Indenture.

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:
Authorized Officer

Dated:

[FORM OF REVERSE OF SECURITY]

EQT MIDSTREAM PARTNERS, LP

4.00% SENIOR NOTE DUE 2024

This Security is one of a duly authorized issue of 4.00% Senior Notes due 2024 (the “Securities”) of EQT Midstream Partners, LP, a Delaware limited partnership (the “Issuer”).

1.                                    Interest.  The Issuer promises to pay interest on the principal amount of this Security at 4.00% per annum.  The Issuer will pay interest semiannually on February 1 and August 1 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day.  Interest on the Securities will accrue from the most recent Interest Payment Date on which interest has been paid or, if no interest has been paid, from August 1, 2014; provided that if there is no existing Default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof (each, a “Record Date”) and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 1, 2015.  The Issuer shall pay interest on overdue principal and premium (if any) from time to time at a rate equal to the interest rate then in effect; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.                                    Method of Payment.  The Issuer will pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders of Securities at the close of business on the Record Date next preceding the Interest Payment Date, even if such Securities are canceled after such Record Date and on or before such Interest Payment Date.  The Holder must surrender this Security to a Paying Agent to collect principal payments.  The Issuer will pay the principal of, premium (if any) on and interest on the Securities in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.  Such amounts shall be payable at the offices of the Trustee (as defined below); provided that, at the option of the Issuer, the Issuer may pay such amounts (1) by wire transfer with respect to Global Securities or (2) by check payable in such money mailed to a Holder’s registered address with respect to any Securities.

3.                                    Paying Agent and Registrar.  Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), the trustee under the Indenture (as defined below), will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer, any Subsidiary Guarantor or any other Subsidiary of the Issuer may act in any such capacity.

4.                                    Indenture.  The Issuer issued the Securities under an Indenture, dated as of August 1, 2014 (the “Base Indenture”), among the Issuer, the Subsidiary Guarantors party thereto and the Trustee, as amended and supplemented with respect to the Securities by the First Supplemental Indenture thereto, dated as of August 1, 2014 and as it may otherwise be amended and supplemented thereafter with applicability to the Securities (the Base Indenture, as so amended and supplemented, the “Indenture”).  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the date of execution of the Indenture.  The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms and for the definitions of capitalized terms used but not defined herein.  The Securities are unsecured general obligations of the Issuer limited to $500,000,000 in aggregate principal amount; provided, however, that the authorized aggregate principal amount of the Securities may be increased before or after the issuance of any Securities by a Board Resolution (or action pursuant to a Board Resolution) to such effect.  The Base Indenture provides for the issuance of other series of debt securities (including the Securities, the “Debt Securities”) thereunder.

5.                                    Guarantees.  Each of the Subsidiary Guarantors named pursuant to the Indenture fully, unconditionally and absolutely guarantees to the Holders and to the Trustee the due and punctual payment of the principal of, and premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Issuer, when and as such principal, premium, if any, and interest shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Securities and the Indenture, subject to the limitations set forth in the Indenture.  In the event of a default in payment of the principal of, or premium, if any, or interest on the Securities, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to the Indenture, by the Holders, on the terms and conditions set forth in the Indenture, directly against any Subsidiary Guarantor to enforce its Guarantee without first proceeding against the Issuer or any other Subsidiary Guarantor.

6.                                    Denominations, Transfer, Exchange.  The Securities are in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000.  The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  Neither the Issuer, any Subsidiary Guarantor, the Trustee nor the Registrar shall be required to register the transfer or exchange of (a) any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part, or (b) any Security during the period beginning 15 Business Days before the giving of notice of redemption of Securities to be redeemed and ending at the close of business on the day of transmission.

7.                                    Persons Deemed Owners.  The registered Holder of a Security shall be treated as its owner for all purposes.

8.                                    Redemption.  The Securities are subject to redemption, in whole at any time and in part from time to time, at the option of the Issuer, in principal amounts of $1,000 and integral multiples of $1,000 above such amount (provided that the unredeemed portion of any Security redeemed in part may not be less than $2,000), upon not less than 30 nor more than 60 days’ prior notice as provided in the Indenture, at a Redemption Price equal to (i) if the

Redemption Date is prior to May 1, 2024, the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Securities (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points; or (ii) if the Redemption Date is on or after May 1, 2024, 100% of the principal amount of the Securities to be redeemed, plus, in each of clauses (i) and (ii), accrued and unpaid interest, if any, on the principal amount being redeemed to such Redemption Date.

9.                                    Amendments and Waivers.  Subject to certain exceptions and limitations, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Debt Securities of all series affected by such amendment or supplement (acting as one class), and any existing or past Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium (if any) on or interest on the Securities) by the Holders of a majority in principal amount of the then outstanding Debt Securities of any series or of all series (acting as one class) in accordance with the terms of the Indenture.  Without the consent of any Holder, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Securities or waive any provision of either: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) if required, to provide for the assumption of the obligations of the Issuer or any Subsidiary Guarantor under the Indenture in the case of the merger, consolidation or sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of the Issuer or such Subsidiary Guarantor; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to provide any security for, or to add any guarantees of or additional obligors on, the Securities or the related Guarantees; (v) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to add to the covenants of the Issuer or any Subsidiary Guarantor for the benefit of the Holders of the Securities, or to surrender any right or power conferred by the Indenture upon the Issuer or any Subsidiary Guarantor; (vii) to add any additional Events of Default with respect to all or any series of the Debt Securities; (viii) to change or eliminate any of the provisions of the Indenture, provided that no outstanding Security is adversely affected in any material respect; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Securities pursuant to the Indenture; or (x) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Issuer or any Subsidiary Guarantor to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Securities with respect to which such consent is required or sought as of a date identified by the Issuer or such Subsidiary Guarantor in a notice furnished to Holders in accordance with the terms of the Indenture.

Without the consent of each Holder affected, an amendment, supplement or waiver may not (i) reduce the amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Security; (iii) reduce the principal of or premium on, or change the Stated Maturity of, any Security; (iv) reduce the premium, if any, payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed; (v) change the coin or currency in which any Security or any premium or interest with respect thereto is payable; (vi) impair the right to institute suit for the enforcement of any payment of principal of or premium (if any) or interest on any Security, except as provided in the Indenture; (vii) make any change in the percentage of principal amount of Debt Securities necessary to waive compliance with certain provisions of the Indenture or make any change in the provision for modification; or (viii) waive a continuing Default or Event of Default in the payment of principal of or premium (if any) or interest on the Securities.

A supplemental indenture that changes or eliminates any covenant or other provision of the Base Indenture, as supplemented from time to time, which has expressly been included solely for the benefit of one or more particular series of Debt Securities under the Base Indenture, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series.

10.                            Defaults and Remedies.  Events of Default are defined in the Indenture and generally include: (i) default for 30 days in payment of any interest on the Securities; (ii) default in any payment of principal of or premium, if any, on the Securities as and when due and payable; (iii) default by the Issuer or any Subsidiary Guarantor in compliance with any of its other covenants or agreements in, or provisions of, the Securities or in the Indenture which shall not have been remedied within 90 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the Securities then outstanding (or, in the event that other Debt Securities issued under the Base Indenture are also affected by the default, then 25% in principal amount of all outstanding Debt Securities so affected); (iv) certain events involving bankruptcy, insolvency or reorganization of the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary or (v) any Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary ceases to be in full force and effect with respect to Securities (except as otherwise provided in the Indenture) or is declared null and void in a judicial proceeding, or any such Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or such Guarantee.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Securities (or, in the case of an Event of Default described in clause (iii) above, if outstanding Debt Securities of other series are affected by such Default, then at least 25% in principal amount of the then outstanding Debt Securities so affected), may declare the principal of and interest on all the Securities (or such Debt Securities) to be immediately due and payable, except that in the case of an Event of Default described in clause (iv) above, all outstanding Debt Securities under the Base Indenture become due and payable immediately without further action or notice.  The amount due and payable upon the acceleration of any Security is equal to 100% of the principal amount thereof plus accrued interest to the date of payment.  Holders may not enforce the Indenture or the Securities except as provided in the Indenture.  The Trustee may require security or indemnity satisfactory to it before it enforces the Indenture or the Securities.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding

Securities (or affected Debt Securities) may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium or interest) if it determines that withholding notice is in their interests.  The Issuer must furnish annual compliance certificates to the Trustee.

11.       Discharge Prior to Maturity.  The Indenture with respect to the Securities shall be discharged and canceled upon the payment of all of the Securities and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and Government Obligations sufficient for such payment.

12.       Trustee Dealings with Issuer or Subsidiary Guarantors.  The Trustee, in its individual or any other capacity, may become the owner or pledgee of Securities and may make loans to, accept deposits from, and perform services for the Issuer, any Subsidiary Guarantor or any of their respective Affiliates, and may otherwise deal with the Issuer, any Subsidiary Guarantor or any such Affiliates, as if it were not Trustee.

13.       No Recourse Against Others. Obligations of the Issuer and a Subsidiary Guarantor under the Indenture, the Securities and the related Guarantees are non-recourse to the General Partner and its Affiliates (other than the Issuer and such Subsidiary Guarantor), and payable only out of cash flow and assets of the Issuer and such Subsidiary Guarantor.  The Trustee, and each Holder of a Security by its acceptance hereof, will be deemed to have agreed in the Indenture that (1) the General Partner and its assets (and any of its Affiliates other than the Issuer and a Subsidiary Guarantor) shall not be liable for any of the obligations of the Issuer and a Subsidiary Guarantor under the Indenture, the Securities or the related Guarantees, and (2) no director, manager, member, officer, employee, stockholder, partner, unitholder or other owner of the Issuer, any Subsidiary Guarantor, the Trustee, the General Partner or any Affiliate of the foregoing entities shall have any liability in respect of the obligations of the Issuer and a Subsidiary Guarantor under the Indenture, the Securities or the related Guarantees by reason of his, her or its status.  Each Holder by accepting a Security waives and releases all such liability.  The waiver and release is part of the consideration for the issuance of the Securities.

14.       Authentication.  This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.       CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities.  No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed thereon.

16.       Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.  Request may be made to:

EQT Midstream Services, LLC
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Attn:  General Counsel

SCHEDULE OF EXCHANGES OF SECURITIES*

The following exchanges of a part of this Global Security for other Securities have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease or Increase	Signature of Authorized Officer of Trustee or Security Custodian

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
as agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on
the face of this Security)

Signature Guarantee:
(Participant in a Recognized Signature
Guarantee Medallion Program)

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